Exhibit 10.1

REVISED March 16, 2013

Dear Tran:

I am pleased to confirm this offer to join Prothena Biosciences Inc (“Prothena” or the “Company”). We are confident in your knowledge, expertise and judgment, and believe your performance will meet the high-quality objectives and standards set by Prothena’s Board of Directors, Leadership and Management.

You will be employed as Chief Financial Officer, reporting to Dale Schenk (President and Chief Executive Officer), although your duties, title and reporting relationship may change, based on the Company’s needs and priorities. This is a full-time, exempt position.

Your starting salary will be $330,000.00 annually, paid twice per month. Your pay is subject to applicable taxes and withholdings.

We agree to pay you a retention bonus of $25,000.00 (gross) which will be fully earned in the event that you remain employed with Prothena for one year. We agree to advance you the entire bonus in your first paycheck, less applicable taxes and withholdings. This bonus will be earned on a pro-rata basis for each week worked during your initial one-year period of employment at Prothena. The unearned portion of this bonus will be repayable by you to Prothena on a pro-rata basis if you cease employment at Prothena prior to the one-year anniversary of your Start Date of employment, unless your employment ends for a reason that would make you eligible for severance benefits in accordance with the Prothena Biosciences Inc Severance Plan.

Prothena embraces a pay-for-performance philosophy. All employees are currently eligible for an annual cash bonus under the terms of the Company’s cash incentive plan (Prothena Biosciences Inc Incentive Compensation Plan). Cash incentive awards are determined by a number of factors, including industry competitiveness, Prothena’s business strategy, and the degree to which Company, function and/or individual goals are met. The target bonus opportunity for your position is currently 40% of plan year salaried-earnings.1 A condition to earning a cash incentive award is that an employee remains employed through the pay date of the award, which will be not later than March 15 in the year following the conclusion of the plan year. The cash bonus plan is operated at the sole discretion of Prothena, is subject to review on a regular basis and may change from time to time.

You will be eligible to receive an option to purchase 180,000 ordinary shares of Prothena Corporation plc (“Parent”), the parent corporation of Prothena, in connection with your commencement of employment. This award is at the discretion of Parent’s Board of Directors and is subject to its approval, the terms of the Prothena Corporation plc 2012 Long Term Incentive Plan, and Parent’s standard nonstatutory stock option agreement. The Grant Date of the option will be the first business day of the month following your Start Date with Prothena. The Exercise Price will be set as the closing price of Parent’s ordinary shares on the NASDAQ Global Market listing on the Grant Date. The option will vest with respect to 25% of the total number of shares subject to the option after the first year of active service from the Start Date, and monthly at a rate of 1/48th of the total number of shares subject to the option thereafter, such that the award will fully vest after a four-year period of continuous employment from the Start Date.

[1]	For the 2013 performance year, rather than using your actual salary earned, your annualized base salary of $330,000.00 will be used as your salaried-earnings.

On the first day of the month following your Start Date of employment, you will be eligible to participate in Prothena’s comprehensive benefits program, including the company’s health and welfare and retirement benefits plans, as well as the Prothena Biosciences Inc Severance Plan.2 Details about these and other applicable plans will be provided separately. Further, Prothena offers a comprehensive program to assist in your relocation. A copy of this policy is attached for your review. If needed, our relocation company is available to discuss your relocation benefits and needs, and address any questions that you may have.

You must sign and return all documents provided in this New Hire packet, including this letter, the Employee Proprietary Information and Invention Assignment Agreement, our Code of Conduct and any other documents. Further information regarding other onboarding requirements and/or documents needed before your Start Date (e.g., I-9 completion process, direct deposit information, W-4 allowance elections) will be provided separately.

Prothena’s offer of employment is contingent upon our receiving satisfactory results from your background check and drug screening, as well as any other pre-employment testing that may be required due to the specific nature of our industry and/or your position. Your employment is “at will.” This means that you and Prothena each has the right to terminate the employment relationship at any time, with or without cause. Nothing in this letter should be taken as a guarantee of continued employment or a specific term of employment. Further, all benefits and compensation provided by the Company are contingent upon your continued employment.

To accept our offer, please sign this letter and return to Kevin Hickey by Tuesday, March 19. By signing this letter, you acknowledge that it sets out our entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties. No amendments to this agreement may be made except in writing signed by a duly authorized representative of Prothena.

We look forward to having you join Prothena. If you have any questions, or would like additional information to help you reach a decision, please feel free to contact Kevin at (650) 278-1762.

Sincerely,

/s/ Dale Schenk

Dale Schenk

President and CEO

Prothena Biosciences Inc

ACCEPTANCE:

/s/ Tran Nguyen	3/20/2013
Tran Nguyen	Date

[2]	You will be entitled to the change of control and severance benefits for the Leadership I category of the Company’s severance and change in control policies, as described in the Company’s Current Report on Form 8-K filed with the SEC on March 8, 2013 (see attached). The Company agrees that the benefits described in such Form 8-K will be the lowest level of benefits provided to you by the Company with respect to severance (i.e., any potential, future reductions to the benefits levels provided by the policies for the Leadership I category shall not apply to you).